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                                                                Exhibit 10.15

                      ADDENDUM TO PREFERRED CARRIAGE AGREEMENT


This Addendum to Preferred Carriage Agreement (the "Addendum") is entered into as of June 30, 1998 between CNET, Inc., a Delaware corporation ("CNET"), and Snap! LLC, a Delaware limited liability company ("Snap"). CNET, Snap, National Broadcasting Company, Inc. and NBC Multimedia, Inc. entered into a Preferred Carriage Agreement dated as of June 30, 1998 (the "Original Agreement"). Capitalized terms used in this Addendum and not otherwise defined have the meanings assigned to such terms in the Original Agreement.

The parties to the Original Agreement intended to include in the Original Agreement a requirement that CNET make available to Snap certain banner advertising inventory on CNET's Search.com Internet site, but this provision was inadvertently omitted from the Original Agreement. Accordingly, CNET and Snap hereby agree as follows:

     1. From July 1, 1998 through December 31, 1998, CNET will make available to Snap, at no charge, 10% of the banner advertising inventory on Search.com. Snap may use such inventory to promote the Snap service, but may not assign such inventory to any third party. In connection with such advertising, Snap will comply with the standard advertising terms and conditions applicable generally to advertising customers of Search.com.

     2. CNET will deliver to Snap, at no charge, 3,490,043 banner impressions on Search.com., which will equate the advertising value provided by CNET to the value of advertising Snap has provided to CNET under Section 5 of the Preferred Carriage Agreement through 12/31/98. As such, Snap will cease to provide CNET additional advertising under Section 5 subsequent to 12/31/98. Snap may use such inventory to promote the Snap service, but may not assign such inventory to any third party. In connection with such advertising, Snap will comply with the standard advertising terms and conditions applicable generally to advertising customers of Search.com. CNET will fulfill such obligation by 12/31/99.

     3. Except as expressly modified by this Addendum, the Original Agreement remains in full force and effect in accordance with its terms. References in the Original Agreement to the "Agreement" are hereby amended to refer to the Original Agreement, as amended by this Addendum. This Addendum and the Original Agreement constitute and contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior oral or written agreements. This Addendum will be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned parties (which are the only parties to the Original Agreement that have obligations under this Addendum) have caused this Addendum to be executed by their duly authorized representatives as of the date first written above.


CNET, INC.                              SNAP! LLC


By: /s/ Douglas N. Woodrum                By:   /s/ Andrew P. Hyde


Title: Chief Financial Officer            Title: Chief Financial Officer